150103

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate of Designation

(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations (Pursuant to NRS 78.1955)

1. Name of corporation:

Bakhu Holdings, Corp.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

CERTIFICATE OF DESIGNATIONS, PREFERENCES,
RIGHTS AND LIMITATIONS
OF SERIES A PREFERRED STOCK

1.1. DESIGNATION AND NUMBER OF SHARES. 4 shares of Series A Preferred Stock are designated pursuant to Article IV of the Corporation's Articles of Incorporation (the "Series A Preferred Stock").

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3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X ______________________________

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

CERTIFICATE OF DESIGNATIONS, PREFERENCES, RIGHTS AND LIMITATIONS OF SERIES A PREFERRED STOCK

1.2 CONVERSION RIGHTS. Shares of Series A Preferred Stock shall not be convertible into common stock of the Corporation, nor any other class of common or preferred shares of the Corporation.

1.3 ISSUANCE. Shares of Preferred Stock may only be issued in exchange for the partial or full retirement of debt held by Management, employees or consultants, or as directed by a majority vote of the Board of Directors. The number of Shares of Preferred Stock to be issued to each qualified person (member of Management, employee or consultant) holding a Note shall be determined by the following formula:

For retirement of debt:

$$\sum_{i=1}^{n} x_i \quad = \quad \text{number of shares of Series A Preferred Stock to be issued}$$

where $X_1 + X_2 + X_3 \ldots + \ldots X_n$ represent the discrete notes and other obligations owed the lender (holder), which are being retired.

1.4 VOTING RIGHTS.

a. If at least one share of Series A Preferred Stock is issued and outstanding, then the total aggregate issued shares of Series A Preferred Stock at any given time, regardless of their number, shall have voting rights equal to four times the sum of: i) the total number of shares of Common Stock which are issued and outstanding at the time of voting, plus ii) the total number of votes of all other classes of preferred stock which are issued and outstanding at the time of voting.

b. Each individual share of Series A Preferred Stock shall have the voting rights equal to:

[four times the sum of: {all shares of Common Stock issued and outstanding at time of voting + the total number of votes of all other classes of preferred stock which are issued and outstanding at the time of voting }]

divided by:

[the number of shares of Series A Preferred Stock issued and outstanding at the time of voting]